Exhibit 99.1

CONTACT:
William E. Koziel
Chief Financial Officer
(847) 597-8803

FOR IMMEDIATE RELEASE

Così, Inc. Adopts Stockholder Rights Plan

DEERFIELD, Ill. (November 12, 2013) – Così, Inc. (NASDAQ: COSI), the fast-casual restaurant company, today announced that its Board of Directors has unanimously adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend of one right for each outstanding share of Così common stock.

The Board of Directors adopted the Rights Plan in response to recent trading activity in Così’s shares and accumulations of significant portions of Così’s outstanding common stock.  The Rights Plan is intended to enable all stockholders to realize the long-term value of their investment in Così and to guard against any attempt to gain control of Così without paying all stockholders a premium for that control.  The Board of Directors believes that the Rights Plan will help promote the fair and equal treatment of all stockholders of the Company and ensure that the Board of Directors remains in the best position to discharge its fiduciary duties to the Company and its stockholders.  The Rights Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Rights Plan, Così is issuing one preferred stock purchase right for each current share of common stock outstanding at the close of business on November 25, 2013.  Initially, these rights will not be exercisable and will trade with the shares of Così’s common stock.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 20 percent or more of Così’s common stock in a transaction not approved by Così’s Board of Directors.  In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of Così common shares having a market value of twice such price.  In addition, if Così is acquired in a merger or other business combination after an acquiring person acquires 20 percent or more of Così’s common stock, each holder of the right will thereafter have the right to purchase, upon payment of the exercise price, a number of common shares of the acquiring person having a market value of twice such price.  The acquiring person will not be entitled to exercise these Rights.

Così’s Board of Directors may redeem the rights for a nominal amount at any time before an event that causes the rights to become exercisable.  Under the Rights Plan’s terms, it will expire on November 12, 2014.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Così with the U.S. Securities and Exchange Commission.

About Così, Inc.

Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 71 Company-owned and 52 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così® vision is to become America’s favorite fast casual restaurant by providing customers authentic, innovative, savory hand-crafted food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S’mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così’s sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2013 Così, Inc. All rights reserved.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words “believe,” “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive,” or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets;

expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così’s website at
http://www.getcosi.com in the investor relations section.